UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 ON
FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 17, 2016 (September 23, 2016)

USG Corporation
(Exact name of registrant as specified in its charter)
Commission File Number: 1-8864
Delaware	36-3329400
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)
(312) 436-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

USG Corporation (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on September 23, 2016, which reported the promotion of Jennifer F. Scanlon to the position of President and Chief Executive Officer (“CEO”) of the Company, effective November 1, 2016. On October 14, 2016, the independent members of the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation and Organization Committee of the Board, approved the compensation for Ms. Scanlon in her new role.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with her promotion, Ms. Scanlon’s new annual base salary will be $850,000, effective November 1, 2016, and her new annual incentive opportunity under the Company’s Management Incentive Plan (“MIP”) will be 100% of base salary. For fiscal 2016 Ms. Scanlon’s annual incentive opportunity under the MIP will be 70% of base salary for ten months and 100% of base salary for two months. For fiscal 2016, the amount of her annual incentive award will be determined using the focus targets established in early fiscal 2016, subject in each case to performance against the pre-established performance goals set by the Compensation and Organization Committee in early fiscal 2016.

In addition, Ms. Scanlon will be granted an award of 40,000 restricted stock units under the Company’s Long-Term Incentive Plan.  This award of restricted stock will vest 50% on the second anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, in each case provided that Ms. Scanlon remains employed by the Company during the applicable period.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant
Date:	October 17, 2016	By:	/s/ Michelle M. Warner
Michelle M. Warner
Senior Vice President, General Counsel and Corporate Secretary